Exhibit 99.13
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                   DOLLAR THRIFTY AUTOMOTIVE GROUP, INC. LOGO

Press Release

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Contact: Terri Snow
         Executive Director
         Corporate Communications
         (918) 669-2743
         tsnow@dtag.com

FOR IMMEDIATE RELEASE


        DOLLAR THRIFTY AUTOMOTIVE GROUP ANNOUNCES KEY LEADERSHIP CHANGES

           Gary L. Paxton Named President and Chief Executive Officer


TULSA, OKLAHOMA, September 26, 2003: The Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) Board of Directors today announced the implementation of its succession plan for the leadership of DTG, effective October 1, 2003.

Gary L. Paxton, 57, currently DTG President and Chief Operating Officer - Corporate Operations, will become President and Chief Executive Officer of DTG with responsibilities for the day to day management and implementation of the company's business and operating strategies. Paxton has an extensive 35 year career in the car rental industry and has been a key member of DTG's senior management team since 1990.

The Board also announced that in conformance with best governance practices, the positions of Chairman and Chief Executive Officer will be separated. Thomas P. Capo, 52, a current DTG director and former Senior Vice President and Treasurer of DaimlerChrysler Corporation, will become Chairman of the Board and be responsible for leading the Board.

Joseph E. Cappy, 69, Chairman and Chief Executive Officer, will remain a DTG director and become a company advisor for senior management. Cappy will retire from the company and the Board on December 31, 2003, following an impressive 10-year leadership of the organization.

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Senior  management  reporting  to  Paxton  in the new  organizational  structure includes Donald M. Himelfarb, 58, who will assume the position of Chief Administrative Officer with responsibilities for Technology, Fleet, Legal and Administrative Services. In addition, Himelfarb will be responsible for the ongoing integration of the Dollar and Thrifty systems into a single operating company platform.

Also reporting to Paxton are: Steven B. Hildebrand, 49, who will continue as Chief Financial Officer; Scott Anderson, 45, who will become Senior Executive Vice President - Global Marketing and Franchise Operations; and Jay Foley, 48, who has been named Senior Executive Vice President - Corporate Operations.

"I am extremely proud of the success DTG has achieved in its six years as a public company," Capo said. "The accomplishments of this company are a testament to the leadership and talent evident throughout the organization. I would particularly like to recognize the efforts of Joe Cappy. Under his impressive leadership, Joe directed the growth of the company from a small subsidiary of Chrysler Corporation to a New York Stock Exchange-listed company which leads its industry in profit performance. With over 40 years of automotive industry experience at Ford Motor Company, American Motors and Chrysler Corporation, we have been fortunate to have his expertise to develop the leadership team at DTG."

"The opportunity to grow this company and its two brands has been a privilege," Cappy said. "We have carefully planned for the day when I would be succeeded as Chairman and Chief Executive Officer. I am confident that Tom, Gary and our superb management team will continue to build on the momentum we have established."

Paxton noted that the transition would be seamless. "The DTG management team has compiled a successful record of working together for many years and strongly supports these organizational changes," Paxton said. "I believe our experience and skills, along with the super talents of our dedicated employees, will ensure that DTG remains a top performer."

Dollar Thrifty Automotive Group, Inc., a Fortune 1000 Company, is headquartered in Tulsa, Oklahoma, and has approximately 7,000 worldwide employees. Focused on being the low-cost provider in the car rental industry, the company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in more than 70 countries. With operations at most major airports, Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada. Additional information can be found by visiting dtag.com.